SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2004

TRIZEC PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16765	33-0387846
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

233 South Wacker Drive, 46th Floor, Chicago IL	60606
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(312) 798-6000

Not applicable
(Former name or former address, if changed since last report)

Item 5. Other Events

              On July 9, 2004, Trizec Properties, Inc., or Trizec, announced the acceleration of its plans for the disposition of non-core properties consistent with its portfolio repositioning strategy. Trizec is required to estimate the fair market values of these properties and recognize as an impairment the excess, if any, of the current carrying values of these properties over their current estimated fair market values. As a result, Trizec will recognize an impairment charge on nine of these properties. Trizec will also recognize an impairment charge on one additional property, the Plaza of the Americas building located in Dallas, Texas, due to the recent sale of a 50% joint venture interest in this asset.

              Consequently, Trizec will recognize an impairment charge of approximately $146.0 million related to the provisions for loss on real estate and investments with respect to these ten properties. In addition, Trizec will recognize approximately $6.0 million for losses on early debt retirement due to the recent refinancings of several of its properties. The impairment charge and the loss on early debt retirement, which will be approximately $152.0 million in the aggregate, will be reflected in Trizec’s results of operations for the second quarter ended June 30, 2004.

Item 12. Results of Operations and Financial Condition

              On July 9, 2004, Trizec announced that it will recognize, for the second quarter ended June 30, 2004, an impairment charge associated with ten of its properties and a loss on early debt retirement due to its recent refinancings of several of its properties. A copy of Trizec’s press release pursuant to which this announcement was made is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information contained under Item 12 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed or to be filed by Trizec under the Securities Act of 1933, as amended.

SIGNATURE

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIZEC PROPERTIES, INC.

Date: July 9, 2004	By:	/s/ Timothy H. Callahan
Timothy H. Callahan
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Trizec Properties, Inc. Press Release dated July 9, 2004